EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 14, 2017 (except for the subsequent events noted in Note 13, as to which the date is September 14, 2017) with respect to the consolidated financial statements of Krystal Biotech, Inc., contained in the Prospectus, filed with the Securities and Exchange Commission, relating to the Registration Statement, as amended on Form S-1 (File No. 333-220085), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 22, 2017